CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us under the headings “Ongoing Arrangements To Make Portfolio Holdings Available” and “Independent Registered Public Accounting Firm” included in the Registration Statement on Form N-1A for RS Emerging Markets Small Cap Fund.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

January 28, 2014